Exhibit 99.(h)(8)(B)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund[1]	Classes
	Adviser	Institutional	Service	Service 2
VY BlackRock Inflation Protected Bond Portfolio Initial Term Expires May 1, 2008	1.23%	0.63%	0.88%	N/A

VY Clarion Real Estate Portfolio Term Expires May 1, 2015	1.35%	0.75%	1.00%	1.15%

VY DFA World Equity Portfolio[2] Term Expires May 1, 2016	1.05%	0.45%	0.70%	N/A

VY Franklin Income Portfolio Initial Term Expires May 1, 2011	1.39%	0.79%	1.04%	1.19%

VY Franklin Templeton Founding Strategy Portfolio[2] Initial Term Expires May 1, 2008	0.74%	0.14%	0.39%	N/A

Total Expense Limit including expenses of the underlying investment companies	1.50%	0.90%	1.15%	N/A

Voya Large Cap Growth Portfolio (formerly, ING Wells Fargo Omega Growth Portfolio) Term Expires May 1, 2014	1.20%	0.60%	0.85%	1.00%

Voya Large Cap Value Portfolio (formerly, ING Pioneer Equity Income Portfolio)[3] Term Expires May 1, 2015	1.29%	0.69%	0.94%	1.09%

VY MFS Utilities Portfolio Term Expires May 15, 2015	1.45%	0.85%	1. 10%	1.25%

Name of Fund[1]	Classes
	Adviser	Institutional	Service	Service 2

VY T. Rowe Price International Stock Portfolio Term Expires May 1, 2011	1.40%	0.80%	1.05%	N/A

/s/ HE

HE

Effective Date:  May 1, 2014 in connection with the proposed merger of VY MFS Utilities Portfolio with and into Voya Large Cap Value Portfolio, the proposed merger of VY DFA World Equity Portfolio with and into Voya Global Value Advantage Portfolio (formerly ING Global Value Advantage Portfolio),  and a modification to the expense limits of VY Clarion Real Estate Portfolio.

____________________

1

This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

2

The operating expense limits set out above apply only at the Fund level and do not limit the fees payable by the underlying investment companies in which the Funds invest.

3

The extension of the expense limit term for Voya Large Cap Value Portfolio (formerly ING Large Cap Value Portfolio, “Large Cap Value Portfolio”) through May 1, 2015 is effective at the close of business on September 6, 2013 and is contingent upon shareholder approval of the merger of ING Pioneer Mid Cap Value Portfolio with and into Large Cap Value Portfolio.